As filed with the Securities and Exchange Commission on October 1, 2013

Registration No. 333-184122

Registration No. 333-105816

Registration No. 333-70943

Registration No. 333-53312

Registration No. 333-49079

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-184122

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-105816

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-70943

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-53312

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-49079

ACTAVIS, INC.

(Exact name of registrant as specified in its charter)

Nevada	95-3872914
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Morris Corporate Center III

400 Interpace Parkway

Parsippany, New Jersey 07054

(Address of Principal Executive Offices)

Paul M. Bisaro

President and Chief Executive Officer

Actavis, Inc.

Morris Corporate Center III

400 Interpace Parkway

Parsippany, New Jersey 07054

(862) 261-7000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register addition securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

Actavis, Inc., formerly known as Watson Pharmaceuticals, Inc. (the “Registrant”), is filing this Post-Effective Amendment to each of the following Registration Statements on Form S-3 (collectively, the “Registration Statements”) to deregister any and all securities that remain unsold under such Registration Statements:

(1)	Registration Statement No. 333-184122, filed with the Securities and Exchange Commission (the Commission”) on September 27, 2012, registering the offer and sale of an indeterminate amount of the Registrant’s debt securities, preferred stock and common stock, par value $0.0033 per share;

(2)	Registration Statement No. 333-105816, filed with the Commission on June 4, 2003, registering the offer and sale of the $575,000,000 of 1.75% Convertible Contingent Senior Debentures due 2023 and 14,357,060 shares of common stock, par value $0.0033 per share;

(3)	Registration Statement No. 333-53312, filed with the Commission on January 5, 2001, registering the offer and sale of 2,839,306 shares of common stock, par value $0.0033 per share;

(4)	Registration Statement No. 333-70943, filed with the Commission on January 21, 1999, registering the offer and sale of 55,587 shares of common stock, par value $0.0033 per share; and

(5)	Registration Statement No. 333-49079, filed with the Commission on April 1, 1998 registering the offer and sale of an indeterminate amount of the Registrant’s debt securities, preferred stock and common stock, par value $0.0033 per share.

On October 1, 2013, pursuant to the Transaction Agreement, dated May 19, 2013, among the Registrant, Actavis plc, a public limited company formed under the laws of Ireland (formerly known as Actavis Limited, “New Actavis”), Actavis Ireland Holding Limited, Actavis W.C. Holding Inc. (formerly known as Actavis W.C. Holding LLC), Actavis W.C. Holding 2 Inc. (formerly known as Actavis W.C. Holding 2 LLC, “MergerSub”) and Warner Chilcott Public Limited Company (“Warner Chilcott”), (a) New Actavis acquired Warner Chilcott pursuant to a scheme of arrangement under the Irish Companies Act of 1963, and (b) MergerSub merged with and into the Registrant, with the Registrant as the surviving corporation in the merger (collectively, the “Transactions”).

As a result of the Transactions, both the Registrant and Warner Chilcott became wholly owned subsidiaries of New Actavis, and the Registrant has terminated all offers and sales of its securities registered pursuant to the Registration Statements. The Registrant hereby removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey on the 1st day of October 2013.

ACTAVIS, INC.

By:	/s/ David A. Buchen
David A. Buchen
Chief Legal Officer – Global and Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.